Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TechTarget, Inc. 1999 Stock Option Plan and the 2007 Stock Option and Incentive Plan for the registration of 12,393,554 shares of Common Stock of our report dated March 12, 2007 (except for Note 16, as to which the date is April 26, 2007) with respect to the consolidated financial statements of TechTarget, Inc. included in its Registration Statement on Form S-1 (File No. 333-140503) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 24, 2007